Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 15% Over Q2 2004

The Company continues momentum with launch of Onvia Business Builder, new sales intelligence product

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – July 28, 2005 – Onvia, a leading provider of comprehensive sales intelligence to businesses seeking government procurement opportunities, announced its second quarter results today. Revenue increased to $3.7 million and net loss was $1.4 million for the second quarter of 2005. During the quarter the Company published approximately 205,000 new opportunities, a 15% increase over the second quarter of 2004.

Today, Onvia announced the launch of Onvia Business Builder, a new product that enables businesses of all sizes to compete more effectively in the government procurement marketplace. Onvia Business Builder delivers detailed information on more than 2 million contracting opportunities from across 55,500 government agencies representing 194,000 buyers nationwide. The product leverages Onvia’s proprietary database of historical information gathered from local, state and federal government agencies and education entities to help businesses evaluate and respond to new bid requests and RFPs, and capture government business with more competitive bids.

2005 Second Quarter Financial Results

Revenue

•	Revenue for the quarter ended June 30, 2005 was $3.7 million, compared to $3.2 million during the same period of 2004, an increase of 15%. Onvia earns revenue from its subscription-based, public-sector lead notification service and enterprise sales program.

Net Loss

•	Net loss increased to $1.4 million for the quarter ended June 30, 2005 compared to $732,000 during the same period of 2004. During the quarter, the Company expensed approximately $800,000 related to content and development activities, associated with Onvia Business Builder and incurred an additional $519,000 charge on its idle office lease.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.18 for the quarter ended June 30, 2005, compared to a net loss of $0.10 for the same period in 2004. The Company had approximately 7.8 million shares outstanding as of June 30, 2005.

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Cash Flow

•	The Company held $24.8 million in cash and investments at June 30, 2005 compared to $27.9 million as of December 31, 2004.

Onvia has 47,000 square feet of office space available for sublease. The Company’s real estate activities have accelerated, however management believes that the space may not be sublet until later in 2006 than originally estimated. As a result, the idle lease accrual was increased by approximately $519,000 up to $7.0 million as of June 30, 2005.

Release of Onvia Business Builder

Upon initial release, Onvia Business Builder will expand upon Onvia’s existing product, the Onvia Guide. The Guide is a daily bulletin delivered to more than 25,000 users that provides bid notices, RFPs and contracting opportunities customized to specific industry categories and geographic regions. While the Guide presents actionable government sales opportunities sorted by category and relevancy, Onvia Business Builder provides new dimensions of information on each sales opportunity from both historical and real-time perspectives, including project history, agency research, buyer research and competitive intelligence.

Onvia Business Builder provides business intelligence oriented around four key hubs of data:

Project History

The product tracks and provides information through a project’s life cycle, including advance notice information, planholder/bidder lists and bid results. This information offers competitive intelligence as well as leads on potential subcontracting opportunities. Onvia Business Builder is designed to help subscribers better qualify their sales efforts.

Agency Research

Agency Research offers historical research into government agencies, including procurement archives, decision maker contact lists and purchasing contact lists. This information, though public, is often not easily accessible. This intelligence provides insight into purchasing trends within each agency and allows businesses to tailor bids and proposals for each sales opportunity.

Buyer Research

Buyer research provides subscribers with a more comprehensive view of their potential client, including their areas of expertise and past relationships with other vendors. This information enables businesses to effectively target their sales activity and manage relationships with government purchasers.

Competitor Research

A public sector activity archive informs subscribers about where their competitors have won work and provides detailed product and price information that enables businesses to conduct competitive analysis prior to submitting bids and proposals. By providing easy access to competitive intelligence, Onvia Business Builder is designed to save customers time and money on data collection and improves sales decision capabilities.

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Onvia Business Builder is affordable for businesses of all sizes, with prices based on the geographic coverage and number of seat licenses included in the subscription.

Investment in Onvia Business Builder

In February 2005, the Company announced that it would spend an estimated $5 million in 2005 on Onvia Business Builder content, technologies and a brand awareness campaign. In the second quarter, Onvia invested approximately $1 million of which approximately $200,000 was capitalized. Year to date, Onvia has invested approximately $2 million of the planned $5 million investment. Approximately 30% of the total investment has been capitalized and will be expensed over the useful life or license period of the technology.

Second Quarter Operations

Year over year revenue growth slowed from prior quarters due to reduced sales orders from Onvia’s Enterprise Sales Group (ESG). These reduced sales orders are due to a decline in the number of ESG sales people employed by the Company. The reduction stems from the Company’s desire to limit its investment in ESG resources until a time when the Company has a seat license based product which is more common to the enterprise space. With the launch of Onvia Business Builder the Company believes it has such a product.

As part of the plan to provide for long-term growth and expand its customer base, Onvia continued its strategy to increase its standard customers. As a result, Onvia added 3% to its standard customer base compared to the first quarter of 2005. Enterprise licenses declined due to the expiration of a single customer with 750 licenses, a contract that was insignificant to Onvia’s annual revenue. Overall, total subscribers and enterprise licensees decreased by 2%, to 25,700 compared to the first quarter of 2005. The mix of high value customers and enterprise licensees declined from 69% of the total customers in the first quarter to 67% in the current quarter. Onvia expects to continue this strategy to increase its standard customer base in the foreseeable future.

Company-wide ASP increased slightly by 2% to $668, compared to the first quarter of 2005.

In the second quarter, Onvia developed important strategic partnerships with 24 new government agencies, over 41% more than were signed in the second quarter of last year. Government agencies use Onvia’s Demandstar procurement solution to publish their procurement opportunities.

A conference call hosted by Onvia’s management will be held today, Thursday, July 28, 2005 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

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About Onvia

Onvia (Nasdaq: ONVI) helps business-to-government (B2G) companies achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 25,000 subscribers and enterprise licensees across the United States rely on Onvia as a comprehensive resource for tailored, industry-specific information needed to make intelligent sales decisions. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 485 government agencies nationwide. Onvia offers unparalleled coverage of 55,500 federal, state and local purchasing entities and across such markets as architecture, engineering, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. In 2004, Onvia published 641,724 advance notices, bids, quotes, RFPs and award notifications. Onvia was founded in 1997 and is headquartered in Seattle, Washington. For more information, contact Onvia, Inc. - 1260 Mercer Street, Seattle, WA 98109. Tel - 206/282-5170, fax - 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, profitability, new product investment, subscriber count and information, average subscription price, new Onvia Business Builder product, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new product strategy; the new product fails to meet its expected capabilities; the new product fails to be as comprehensive as Onvia believes; Onvia’s customers are dissatisfied with the new product; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offering; Onvia fails to properly price the new product for wide customer acceptance; Onvia’s proprietary database of historical information is not updated on a timely basis; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia fails to increase subscriber count; and failure to sublease the idle office space and/or failure to properly assess the lease accrual..

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2004, Onvia’s Quarterly Report on Form 10-Q for the first quarter of 2005, and Onvia’s Proxy Statement filed with the SEC on April 8, 2005.

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